Exhibit 15.1

The Trustee
Archstone-Smith Operating Trust:

        With respect to this Registration Statement on Form S-4 for Archstone-Smith Operating Trust, we acknowledge our awareness of the use therein of our report dated May 9, 2007 related to our review of interim financial information.

        Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado
July 19, 2007